Special Meeting of Shareholders of the X.com Funds, held June 13, 2000.

Proposal 1: To approve a proposed new Investment Advisory Agreement between each of the Funds and X.com Asset Management, Inc.

X.com Premier S & P 500 Fund:
Shares outstanding as of record date:     363,361.49
Shares present in person and by proxy: 197,710.47

Voted in favor: 189,204.43 shares 95.70% of shares present in person or by proxy Voted against 7,525.03 shares 3.81% of shares present in person or by proxy
Abstained:          981.02 shares  0.49% of shares present in person or by proxy


X.com U.S.A Bond Fund:
Shares outstanding as of record date:     37,690.49
Shares present in person and by proxy:  26,424.60

Voted in favor: 25,272.38 shares 95.64% of shares present in person or by proxy Voted against 551.44 shares 2.09% of shares present in person or by proxy
Abstained:         600.79 shares   2.27% of shares present in person or by proxy

X.com U.S.A. Money Market Fund:
Shares outstanding as of record date:    18,114,626.01
Shares present in person and by proxy: 16,953,794.87

Voted in favor: 116,946,587.22 shares 99.96% of shares present in person or by proxy
Voted against         6,479.30  shares 0.03% of shares present in person or by
proxy
Abstained:              728.82 shares  0.01% of shares present in person or by
proxy